UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2020

FS KKR Capital Corp. II

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00926 (Commission File Number)	80-0741103 (I.R.S. Employer Identification No.)
201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Effective June 8, 2020, FS KKR Capital Corp. II (the “Company”) increased the price at which it issues shares under its distribution reinvestment plan (the “DRP”) to $6.30 per share. As previously disclosed by the Company, the price at which shares are issued under the DRP is determined by the Company’s board of directors (the “Board”) or a committee thereof, in its sole discretion, and is (i) not less than the net asset value per share determined in good faith by the Board or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (the “NAV Per Share”) and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The purpose of this increase was to ensure that the Company did not issue shares under the DRP at a price per share that was below the NAV Per Share.

As previously announced, on June 10, 2020, the Company filed an amendment to its charter to effect a 4 to 1 reverse stock split (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every four shares of the Company’s common stock issued and outstanding were automatically combined into one share of the Company’s common stock, and the number of outstanding shares of the Company’s common stock were reduced from approximately 691.2 million to approximately 172.9 million. As adjusted to give effect to the Reverse Stock Split, the Company’s NAV Per Share as of March 31, 2020 would have been $24.68 (instead of $6.17 per share), and the DRP price, effective June 8, 2020, would have been $25.20 per share (instead of $6.30 per share). The Reverse Stock Split did modify the rights or preferences of the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS KKR Capital Corp. II

Date:	June 16, 2020	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
General Counsel